Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

WESTAR ENERGY, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

THE BANK OF NEW YORK,

as Syndication Agent,

and

CITIBANK, N.A., UNION BANK OF CALIFORNIA, N.A.

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agents

Dated as of March 17, 2006

J.P. MORGAN SECURITIES, INC. and BNY CAPITAL MARKETS, INC.,

as Joint Lead Arrangers and Bookrunners

i

ii

		Page
9.14.	Confidentiality	53
9.15.	WAIVERS OF JURY TRIAL	53
9.16.	Pledged Bonds and Other Collateral	54
9.17.	Delivery of Addenda	54
9.18.	USA PATRIOT Act	54

SCHEDULES:

1.1A	Revolving Commitments
3.15	Subsidiaries
3.19(a)	Filing Jurisdictions
6.4(g)	Property to be Disposed

EXHIBITS:

A	Form of Closing Certificate
B	Form of Assignment and Assumption
C	Form of Exemption Certificate
D	Form of Lender Addendum
E-1	Form of New Lender Supplement
E-2	Form of Increased Revolving Commitment Activation Notice

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”), dated as of March 17, 2006, among WESTAR ENERGY, INC., a Kansas corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent, THE BANK OF NEW YORK, as syndication agent (in such capacity, the “Syndication Agent”), and CITIBANK, N.A., UNION BANK OF CALIFORNIA, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agents (in such capacity, the “Documentation Agents”).

WHEREAS, the Borrower entered into an Amended and Restated Credit Agreement, dated as of May 6, 2005 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, and the several banks and other financial institutions or entities parties thereto as lenders;

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 4.1 hereof; and

WHEREAS, it is the intent of the parties hereto, and the parties hereto agree, that (x) this Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations or liabilities and (y) this Agreement shall amend and restate in its entirety the Existing Credit Agreement;

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Closing Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Revolving Loans the rate of interest applicable to which is based upon the ABR.

“Accounts Receivable Financing”: the WR Receivables Corporation Purchase and Sale Agreement, dated as of July 28, 2000, and the WR Receivables Corporation Purchase Agreement, dated as of July 28, 2000, and any refinancing, refunding, renewal, extension or replacement thereof on substantially similar or otherwise customary terms and conditions, in each case as amended from time to time; provided that (i) any Lien securing the Accounts Receivable Financing does not extend to any additional type of property after the Closing Date, (ii) the amount of capacity available under the Accounts Receivable Financing does not exceed $150,000,000 and (iii) the non-recourse nature of the Accounts Receivable Financing is maintained.

“Addendum”: an instrument, substantially in the form of Exhibit D, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Additional Extensions of Credit”: as defined in Section 9.1.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Revolving Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: the rate per annum set forth under the relevant column heading below based on the applicable Debt Rating:

Level	Debt Rating	Commitment Fee	ABR Loans	Eurodollar Loans/ Letters of Credit
I	≥A-/A3	0.075%	0%	0.30%
II	BBB+/Baa1	0.09%	0%	0.35%
III	BBB/Baa2	0.11%	0%	0.45%
IV	BBB-/Baa3	0.125%	0%	0.60%
V	BB+/Ba1	0.15%	0%	0.875%
VI	≤BB/Ba2	0.20%	0%	1.00%

; provided that for each Excess Utilization Day, the Applicable Margin (other than the Applicable Margin related to the Commitment Fee) set forth above on such day shall be increased by 0.10%.

As used in this definition, “Debt Rating” means, (A) as of any date of determination prior to the Collateral Release Date, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the higher of (x) KGE’s senior secured non-credit enhanced long-term Indebtedness and (y) Borrower’s senior unsecured non-credit enhanced long-term Indebtedness and (B) as of any date of determination on or after the Collateral Release Date, the rating as determined by either S&P or Moody’s of Borrower’s senior unsecured non-credit enhanced long-term Indebtedness; provided that if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply. If the ratings established or deemed to have been established by Moody’s and S&P for the Debt Ratings shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in a Debt Rating shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund”: as defined in Section 9.6(b).

“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Benefitted Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Indenture”: the Mortgage and Deed of Trust, dated July 1, 1939, between the Borrower and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as Trustee, as amended or supplemented from time to time.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Revolving Loans hereunder.

“Business”: as defined in Section 3.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change in Control”: shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5, as in effect on the date hereof, promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall, after the date hereof, acquire beneficial ownership (within the meaning of Rule 13d-3, as in effect on the date hereof, promulgated by the SEC under the Exchange Act), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by Persons who are not Continuing Directors.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is March 17, 2006.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: JPMorgan Chase Bank, N.A., in its role as collateral agent under the KGE Collateral Agreement.

“Collateral Release Date”: the date on which the Collateral is released pursuant to Section 22(a) of the KGE Collateral Agreement.

“Commodity Price Protection Agreement”: in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Revolving Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Revolving Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Revolving Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.15 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated February 2006, and furnished to certain Lenders.

“Consolidated Debt to Capital Ratio”: at any date, the ratio of (i) Consolidated Total Debt to (ii) the sum of Consolidated Total Debt, Consolidated Net Worth and Preferred Stock of the Borrower; provided, that for purposes of this definition Consolidated Net Worth shall not be reduced or increased as a result of the Dispositions permitted by 6.4(e).

“Consolidated Net Worth”: at any date, on a consolidated basis for the Borrower and its Subsidiaries, the sum of common stock taken at par value, paid in capital and retained earnings at such date, all determined in accordance with GAAP consistently applied.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP consistently applied; provided that the Indebtedness, if any, under the lease associated with Unit 2 of the LaCygne Generating Station shall constitute Indebtedness for purposes of calculating Consolidated Total Debt only to the extent that the aggregate amount of such Indebtedness exceeds $320,000,000.

“Continuing Directors”: members of the board of directors of the Borrower who (i) were directors on the date hereof, (ii) had been directors for at least two years, or (iii) were recommended or elected with the affirmative vote of a majority of the then Continuing Directors at a meeting at which at least 60 percent of the then Continuing Directors were present.

“Contractual Obligation”: as to any Person, any obligation of such Person under any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Declining Lender”: as defined in Section 2.1(e).

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollars” and “$”: the lawful currency of the United States.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the effect of the environment on human health or the protection of the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Revolving Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                        Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Revolving Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Utilization Day”: each day on which the Total Revolving Extensions of Credit on such day exceed 50% of the Total Revolving Commitments on such day.

“Exchange Act Documents”: (a) the annual report of the Borrower on Form 10-K for the fiscal year ended December 31, 2005 and all amendments thereto prior to the Closing Date, (b) the annual report of KGE on Form 10-K for the fiscal year ended December 31, 2005 and all amendments thereto prior to the Closing Date and (c) the reports of the Borrower on Form 8-K dated March 15, 2006.

“Existing Credit Agreement”: as defined in the preamble hereto.

“Extended Revolving Termination Date”: as defined in Section 2.1(e).

“Extending Lender”: as defined in Section 2.1(e).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Financial Officer”: with respect to any corporation, the chief financial officer, principal accounting officer or treasurer of such corporation.

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding anything in the foregoing paragraph, if any Accounting Change is in effect on the date hereof but has not been reflected in the preparation of the most recent financial statements, GAAP shall be determined in accordance with such Accounting Change.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the KCC), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Increased Revolving Commitment Activation Notice”: a notice substantially in the form of Exhibit E-2.

“Increased Revolving Commitment Closing Date”: any Business Day designated as such in an Increased Revolving Commitment Activation Notice.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; provided that if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, the amount of such Indebtedness shall not exceed the fair market value of such property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers acceptances, letters of credit (other than trade letters of credit and letters of credit with respect to which the obligations of such Person have been cash collateralized), surety bonds or similar arrangements issued or entered into to support Indebtedness, (g) all net payment obligations of such Person in respect of Swap Agreements (provided that such payment obligations shall be disregarded in determining Indebtedness for purposes of calculating the financial covenants contained in Section 6.1), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that the amount of such Indebtedness shall not exceed the fair market value of such property. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Indebtedness shall not include any obligations under the Accounts Receivable Financing.

“Indentures”: the collective reference to the Borrower Indenture and the KGE Indenture.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Revolving Loan is outstanding and the final maturity date of such Revolving Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Revolving Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three weeks thereafter or one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three weeks thereafter or one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Revolving Loan.

“Issuing Lenders”: each of Bank of America, N.A., US Bank National Association, JPMorgan Chase Bank, N.A., or any Affiliate thereof, each in its capacity as issuer of any Letter of Credit, and any other Lender selected by the Borrower to be an Issuing Lender with the consent of the Administrative Agent and such Lender, in such capacity; provided that the number of Issuing Lenders shall not at any time exceed three.

“KCC”: the State Corporation Commission of the State of Kansas.

“KGE”: Kansas Gas and Electric Company, a Kansas corporation and a Subsidiary.

“KGE Collateral Agreement”: the Collateral and Guarantee Agreement, dated as of the Closing Date, made by and between KGE with and in favor of JPMorgan Chase Bank, N.A., as collateral agent, as amended, restated or otherwise modified from time to time.

“KGE Indenture”: the Mortgage and Deed of Trust, dated April 1, 1940, between KGE and BNY Midwest Trust Company, as amended or supplemented from time to time.

“L/C Commitment”: $150,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.3(i).

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lenders.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and any New Lender.

“Letters of Credit”: as defined in Section 2.3(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease Obligation having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement and the Security Documents.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Significant Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender”: as defined in Section 2.1(c).

“New Lender Supplement”: as defined in Section 2.1(c).

“Non-Excluded Taxes”: as defined in Section 2.14(a).

“Non-U.S. Lender”: as defined in Section 2.14(d).

“Noticed Anniversary Date”: as defined in Section 2.1(e).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 9.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Bonds”: as defined in the KGE Collateral Agreement.

“Preferred Stock”: any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon a voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Properties”: as defined in Section 3.17(a).

“Register”: as defined in Section 9.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 2.3(i) for amounts drawn under Letters of Credit.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payment”: the declaration or payment of any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or the making of any payment on account of, or the setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Subsidiary, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Subsidiary (other than any distribution of common stock of the Person making such distribution).

“Revolving Commitment”: as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $500,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date, the Extended Revolving Termination Date or the Second Extended Revolving Termination Date, as applicable.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans and L/C Obligations then outstanding constitutes of the aggregate principal amount of the Revolving Loans and L/C Obligations then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Termination Date”: the earlier to occur of (i) the date on which the Revolving Commitments terminate in accordance with the terms of this Agreement and (ii) March 17, 2011.

“S&P”: Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc. or any successor thereto.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Extended Revolving Termination Date”: as defined in Section 2.1(e).

“Security Documents”: the collective reference to the KGE Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Significant Subsidiary”: at any time, any Subsidiary which at such time shall be a significant subsidiary of the Borrower within the meaning of Regulation S-X of the SEC as in effect on the date hereof, and, in any event, KGE.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Lenders”: at any time, the holders of at least 66 2/3% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no (a) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries or (b) Commodity Price Protection Agreement shall be a “Swap Agreement”.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Transactions”: the collective reference to the making of the financing contemplated by this Agreement and the granting of the security interest and the making of the guarantee pursuant to the KGE Collateral Agreement.

“Type”: as to any Revolving Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Westar Industries”: Westar Industries, Inc., a Delaware corporation.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2. Other Definitional Provisions (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1. Revolving Commitments (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.

(b) At any time prior to the fourth anniversary of the Closing Date, the Borrower and any one or more Lenders (including any New Lender) may agree that such Lender or Lenders shall make or increase the amount of their Revolving Commitments by executing and delivering to the Administrative Agent an Increased Revolving Commitment Activation Notice specifying the amount of such increase or new Revolving Commitment and the applicable Increased Revolving Commitment Closing Date (which may be no later than the fourth anniversary of the Closing Date). Notwithstanding the foregoing, (i) at no time may the Total Revolving Commitments exceed $750,000,000, (ii) Revolving Commitments may not be made or increased after the occurrence and during the continuation of a Default or Event of Default, including after giving effect to the incremental Revolving Commitments in question, (iii) any increase effected pursuant to this Section 2.1(b) shall be in a minimum amount of at least $25,000,000, (iv) no more than two Increased Revolving Commitment Closing Dates may be selected by the Borrower during the term of this Agreement and (v) prior to the Collateral Release Date, no increase of Revolving Commitments pursuant to Section 2.1(b) shall be effective until Section 3(c) of the KGE Collateral Agreement is satisfied. No Lender shall have any obligation to participate in any increase described in this Section 2.1(b) unless it agrees to do so in its sole discretion.

(c) Any additional bank, financial institution or other entity (each, a “New Lender”) that, in the case of an institution that is not an Approved Fund or an affiliate of a then-existing Lender, with the consent of the Administrative Agent and each Issuing Lender (which consent, in each case, shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with an increase described in Section 2.1(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit E-1, whereupon such bank, financial institution or other entity shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(d) On each Increased Revolving Commitment Closing Date on which there are Revolving Loans outstanding, each Lender (including any New Lender) that has made or increased its Revolving Commitment shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of other Lenders, so that, after giving effect thereto, the resulting Revolving Loans outstanding are allocated among the Lenders in accordance with Section 2.12(a) based on the respective Revolving Percentages of the Lenders after giving effect to the increase of Revolving Commitments pursuant to Section 2.1(b) on such Increased Revolving Commitment Closing Date. Any remaining proceeds shall be used in accordance with Section 3.16.

(e) The Borrower shall repay to each Lender its outstanding Revolving Loans on the Revolving Termination Date, the Extended Revolving Termination Date or the Second Extended Revolving Termination Date, as applicable, and shall repay such other Revolving Loans so that the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments to be in effect thereafter. The Borrower may request that the Revolving Commitments be extended for additional one year periods by providing not less than 65 days’ written notice to the Administrative Agent prior to any anniversary of the Closing Date (each, a “Noticed Anniversary Date”). If a Lender agrees, in its individual and sole discretion, to extend its Revolving Commitments (such Lender, an “Extending Lender”), it will notify the Administrative Agent, in writing, of its decision to do so and the maximum amount of Revolving Commitments it agrees to so extend no later than 20 days prior to the applicable Noticed Anniversary Date, which notice shall be irrevocable. The Administrative Agent will notify the Borrower, in writing, of the Lenders’ decisions no later than 15 days prior to such Noticed Anniversary Date. The Extending Lenders’ and the New Lenders’ (as defined below) Revolving Commitments will be extended for an additional year from the Revolving Termination Date (the “Extended Revolving Termination Date”) or the Extended Revolving Termination Date (the “Second Extended Revolving Termination Date”), as applicable; provided that (i) more than 50% of the Total Revolving Commitments outstanding on the applicable Noticed Anniversary Date are extended or otherwise committed to by Extending Lenders and any New Lenders, (ii) no default or Event of Default shall have occurred and be continuing and (iii) the representations and warranties set forth in Section 3 hereof shall be true and correct in all material respects on and as of such date with the same force and effect as if made on or as of such date (except for those representations and warranties or parts thereof that, by their terms, expressly relate solely to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date). No Lender shall be required to consent to any such extension request and any Lender that declines or does not respond to the Borrower’s request for commitment renewal (a “Declining Lender”) will have its Revolving Commitments terminated on the then existing termination date (without regard to any renewals by other Lenders). The Borrower will have the right to accept commitments from third party financial institutions acceptable to the Administrative Agent (the “New Lenders”) in an amount equal to the amount of the Revolving Commitments of any Declining Lenders; provided that the Extending Lenders will have the right to increase their Revolving Commitments up to the amount of the Declining Lenders’ Revolving Commitments before the Borrower will be permitted to substitute any other financial institutions for the Declining Lenders. The Borrower may only extend the Revolving Termination Date twice pursuant to this Section 2.1(e).

2.2. Procedure for Revolving Loan Borrowing The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans to finance payments required by Section 2.3(i) may be given not later than 11:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) the amount of each such Type of Revolving Loan and, in the case of Eurodollar Loans, the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date may be ABR Loans or Eurodollar Loans. Each borrowing under the Revolving Commitments shall be in an amount equal to $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3. Letters of Credit (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.3(f), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above) and; provided further that at any time the Revolving Commitments have been extended pursuant to Section 2.1(e), the L/C Obligations shall not exceed the Total Revolving Commitments scheduled to be in effect through the end of any extended Revolving Commitment Period. Letters of Credit issued under the Existing Credit Agreement and outstanding on the Closing Date shall continue to constitute Letters of Credit hereunder.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(d) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each applicable Issuing Lender for its own account a fronting fee (not to exceed 0.125% per annum) for each Letter of Credit requested by the Borrower in such amount and at such times as may be set forth in a separate letter agreement between the Borrower and such Issuing Lender.

(e) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(f) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed, and such amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft shall be deemed to be a Revolving Loan for all purposes hereunder. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 2.3(f) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.3(f) is not made available to the applicable Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(h) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.3(f), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(i) If any draft is paid under any Letter of Credit, the Borrower shall reimburse the applicable Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice of such draft, either directly or through the incurrence of a Revolving Loan pursuant to Section 2.3(f). Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in Section 2.9(b).

(j) The Borrower’s obligations under this Section 2.3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.3(i) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

(k) If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(l) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.3, the provisions of this Section 2.3 shall apply.

2.4. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Applicable Margin on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

2.5. Termination or Reduction of Revolving Commitments The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to any whole multiple of $1,000,000. Notwithstanding any such reduction, the amount of the Revolving Commitments may be increased pursuant to Section 2.1(b).

2.6. Optional Prepayments The Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on the Business Day thereof in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.7. Conversion and Continuation Options (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day of the proposed conversion, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Revolving Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Revolving Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8. Limitations on Eurodollar Tranches Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 20 Eurodollar Tranches shall be outstanding at any one time.

2.9. Interest Rates and Payment Dates (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Revolving Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Revolving Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.10. Computation of Interest and Fees (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that (i) with respect to the Commitment Fee and (ii) with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, such Commitment Fee or such interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.11. Inability to Determine Interest Rate If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Revolving Loans to Eurodollar Loans.

2.12. Pro Rata Treatment and Payments (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may,

in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.13. Requirements of Law (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. Upon any Lender becoming aware that it is entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted in good faith by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.14. Taxes (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, except to the extent such amounts are found by a final and nonappealable decision of a court of competent jurisdiction to have become payable as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.15. Indemnity The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest

Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Revolving Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted in good faith to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.16. Change of Lending Office Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a).

2.17. Replacement of Lenders The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a) or (b) defaults in its obligation to make Revolving Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14(a), (iv) the replacement financial institution shall purchase, at par, all Revolving Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1. Financial Condition The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income and changes in financial position (or of cash flow, as the case may be) as of and for the fiscal year ended December 31, 2005, audited by and accompanied by the opinion of Deloitte & Touche LLP. Such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries, as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis (except as disclosed in the notes thereto). During the period from December 31, 2005 to and including the date hereof, there has been no Disposition by the Borrower or any Significant Subsidiary of any material part of its business or property other than as disclosed in the Exchange Act Documents.

3.2. No Change Other than as disclosed in the Exchange Act Documents, since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3. Existence; Compliance with Law Each of the Borrower and the Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property and assets and to conduct the business in which it is currently engaged, except to the extent the failure to have such power or authority would not result in a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure so to qualify or be in good standing would not result in a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not result in a Material Adverse Effect.

3.4. Power; Authorization; Enforceable Obligations Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions, the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, other than (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5. No Legal Bar The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of the Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6. Litigation Except as set forth in the Exchange Act Documents, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Significant Subsidiary or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect.

3.7. No Default No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8. Ownership of Property; Liens Each of the Borrower and any Significant Subsidiary has good title to, or valid leasehold interests in, all its material properties and assets, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and that would not reasonably be expected to result in a Material Adverse Effect, and none of such property or assets is subject to any Lien except as permitted by Section 6.2.

3.9. Intellectual Property Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) each of the Borrower and the Significant Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim and (c) the use of Intellectual Property by each of the Borrower and the Significant Subsidiaries does not infringe on the rights of any Person in any material respect.

3.10. Taxes Each of the Borrower and any Significant Subsidiary has filed or caused to be filed all material federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than, in each case, any the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the relevant Significant Subsidiary); no material tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11. Federal Regulations No part of the proceeds of any Revolving Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12. Labor Matters Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.14. Investment Company Act; Other Regulations No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.15. Subsidiaries As of the Closing Date, Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary with assets of $25,000,000 or more and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party. KGE has no outstanding rights, warrants, options or convertible or exchangeable securities entitling the holders thereof, conditionally or unconditionally, to purchase, subscribe for or otherwise receive shares of capital stock of KGE.

3.16. Use of Proceeds The proceeds of the Revolving Loans shall be used for general corporate purposes, including, but not limited to, repayment of any Indebtedness.

3.17. Environmental Matters Except as disclosed in the Exchange Act Documents or as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by the Borrower and the Significant Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) neither the Borrower nor any Significant Subsidiary has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower and the Significant Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Significant Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Significant Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) neither the Borrower nor any Significant Subsidiary has assumed any liability of any other Person under Environmental Laws.

3.18. Accuracy of Information, etc The statements contained in this Agreement, any other Loan Document, the Confidential Information Memorandum, the Exchange Act Documents or any other document, certificate or statement furnished or made available by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, as of the date hereof (a) do not contain any untrue statement of a material fact or (b) omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements are or were made, in each case where such material misstatement or omission could adversely affect the rights or interests of the Lenders; provided that, with respect to projected and pro forma financial information contained in the materials referenced above, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum, in the Exchange Act Documents or in any other documents, certificates and statements, taken as a whole, furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19. Security Documents The KGE Collateral Agreement is effective to create in favor of the Collateral Agent thereunder, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Bonds described in the KGE Collateral Agreement, when certificates representing such Pledged Bonds are delivered to the Collateral Agent and the financing statements and other filings specified on Schedule 3.19(a)

in appropriate form are filed in the offices specified on Schedule 3.19(a), the KGE Collateral Agreement shall constitute a perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the KGE Collateral Agreement).

3.20. Solvency Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

SECTION 4. CONDITIONS PRECEDENT

4.1. Conditions to Initial Extension of Credit The agreement of each Lender to make the initial extension of credit requested to be made by it and of each Issuing Lender to issue the initial Letters of Credit is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; KGE Collateral Agreement. (i) The Administrative Agent shall have received this Agreement or, in the case of the Lenders other than JPMorgan Chase Bank, N.A., The Bank of New York, Citibank, N.A., Union Bank of California, N.A. and Wachovia Bank, National Association, an Addendum, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A and (ii) the Collateral Agent shall have received the KGE Collateral Agreement, executed and delivered by the Collateral Agent, the Borrower and KGE.

In the event that any one or more Persons listed on Schedule 1.1A have not executed and delivered an Addendum on the date scheduled to be the Closing Date (each such Person being referred to herein as a “Non-Executing Person”), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the “Designated Lenders”) to assume, in the aggregate, all of the Revolving Commitments that would have been held by the Non-Executing Persons (subject to each such Designated Lender’s consent and its execution and delivery of an Addendum). Schedule 1.1A shall automatically be deemed to be amended to reflect the respective Revolving Commitments of the Designated Lenders and the omission of the Non-Executing Persons as Lenders hereunder, and the Administrative Agent shall promptly supply the Lenders with a copy of Schedule 1.1A as so amended.

(b) Financial Statements. The Lenders shall have received audited consolidated financial statements of the Borrower for the 2003, 2004 and 2005 fiscal years, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(c) Approvals. All governmental and third party approvals, if any, necessary in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions.

(d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(e) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit A, with appropriate insertions and attachments.

(f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of the Vice President, General Counsel and Corporate Secretary of the Borrower; and

(ii) the legal opinion of Davis Polk & Wardwell.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g) Pledged Bonds. The Collateral Agent under the KGE Collateral Agreement shall have received the certificates representing the Pledged Bonds.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected first-priority Lien on the Collateral described therein, shall be in proper form for filing, registration or recordation.

4.2. Conditions to Each Extension of Credit The agreement of each Lender to make any extension of credit requested to be made by it and of each Issuing Lender to issue, extend, amend or renew any Letter of Credit on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than the representations and warranties contained in Sections 3.2 and 3.6, which representations and warranties need only be true and correct on and as of the Closing Date) shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation and warranty specifically relates to any earlier date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing (other than a Revolving Loan deemed to be made pursuant to Section 2.3(f)) by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

4.3. Conditions to Increased Revolving Commitment Closing Date Prior to the Collateral Release Date, any increase of Revolving Commitments pursuant to Section 2.1(b) shall be subject to the satisfaction of the requirements contained in Section 3(c) of the KGE Collateral Agreement.

4.4. Consequences of Effectiveness (a) On the Closing Date, without further action by any of the parties thereto, the Existing Credit Agreement will be automatically amended and restated to read as this Agreement reads.

(b) On and after the Closing Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof. The rights and obligations of the parties with respect to the period before the Closing Date shall continue to be governed by the provisions of the Existing Credit Agreement as in effect before the Closing Date.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or the Administrative Agent hereunder, it shall and shall cause each of its Significant Subsidiaries to:

5.1. Financial Statements, Reports, etc In the case of the Borrower, furnish to the Administrative Agent (except, in the case of the financial statements referred to in paragraphs (a) and (b) below, to the extent such financial statements are contained in materials already delivered to the Administrative Agent pursuant to paragraph (d) below) with sufficient copies for each Lender:

(a) within 120 days after the end of each fiscal year, (i) its consolidated balance sheet and related statements of income and changes in financial position (or of cash flow, as appropriate), showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis in accordance with generally accepted accounting principles consistently applied, and (ii) a consolidated balance sheet and related statements of income and changes in financial position (or of cash flow, as the case may be) for KGE as of the end of such fiscal year, showing the consolidated financial condition of KGE and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all certified by a Financial Officer of the Borrower as fairly presenting the consolidated financial condition and results of operations of KGE in accordance with generally accepted accounting principles consistently applied (except that so long as KGE shall be required to file with the SEC, or shall otherwise prepare, audited financial statements, any such financial statements of KGE shall be audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such financial statements fairly present the financial condition and results of operations of KGE on a consolidated basis in accordance with generally accepted accounting principles consistently applied);

(b) within 90 days after the end of each of the first three fiscal quarters of each fiscal year, (i) its consolidated balance sheet and related statements of income and changes in financial position, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such

Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments and (ii) so long as KGE shall be required to file with the SEC, or shall otherwise prepare, such statements, the consolidated balance sheet and related statements of income and changes in financial condition of KGE and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of KGE and its consolidated Subsidiaries in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of the Borrower who shall, if applicable, be the Financial Officer opining on or certifying such statements (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.1;

(d) promptly after the same become publicly available, copies of all reports on Forms 10-K, 10-Q or 8-K filed by it or by KGE with the SEC; and

(e) promptly from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Any financial statement or report required to be furnished pursuant to Section 5.1(a), 5.1(b) or 5.1(d) shall be deemed to have been furnished on the date on which (A) the Borrower or KGE, as applicable, gives notice to the Administrative Agent (who shall then give notice to the Lenders) that it has filed a form, report or other document with the SEC that contains such financial statement or report required hereunder or (B) the Lenders receive notice that the Administrative Agent has posted such financial statement or report on the Intralinks website on the Internet at www.intralinks.com. Notwithstanding the foregoing, the Borrower shall deliver paper copies of any financial statement referred to in Section 5.1(a) or 5.1(b) to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

5.2. Payment of Obligations Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

5.3. Maintenance of Existence; Compliance (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3, and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Maintenance of Property; Insurance (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (and with such risk retention and self-insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.5. Inspection of Property; Books and Records; Discussions (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its relevant books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower or any Significant Subsidiary with officers and employees of the Borrower or any Significant Subsidiary and with their independent certified public accountants.

5.6. Notices Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $15,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.7. Environmental Laws (a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or the Administrative Agent hereunder, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1. Consolidated Debt to Capital Ratio Permit the Consolidated Debt to Capital Ratio at any time to be greater than 0.65 to 1.00.

6.2. Liens Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, licensors’, statutory or other like Liens (or deposits to secure the release thereof) arising in the ordinary course of business that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings;

(c) Liens arising out of pledges or deposits in connection with workers’ compensation, unemployment insurance and other statutory obligations;

(d) (i) Liens or deposits to secure the performance of bids, letters of credit, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens in favor of the provider of any surety or performance bond or similar arrangement on the underlying contract (and other associated documents and sums due or to become due under the underlying contract) with respect to which such bond was issued or such similar arrangement was made;

(e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof, securing Indebtedness and any refinancings, refundings, renewals or extensions of such Indebtedness, provided that no such Lien is spread to cover any additional property after the Closing Date (other than pursuant to the Indentures and other than repair, renewals, replacements, additions, accessions, improvements and betterments thereto) and that the amount of Indebtedness secured thereby is not increased, except as otherwise permitted by this Agreement;

(g) Liens not otherwise permitted by this Section 6.2 securing Indebtedness (including, without limitation, Capital Lease Obligations) of the Borrower or any Subsidiary to finance the acquisition, construction or improvement of property or assets, in an aggregate principal amount at any one time outstanding not to exceed 10% of Consolidated Net Worth; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such property or assets and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and other than any repairs, renewals, replacements, additions, accessions, improvements and betterments thereto, any pledge of any equity interest in any entity formed to hold any such property or asset and any insurance related thereto, any reserve account established in connection with the incurrence of such Indebtedness and the proceeds of any of the foregoing;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens on the assets of Westar Industries or its direct or indirect Subsidiaries;

(k) Liens not otherwise permitted by this Section 6.2 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed the greater of (i) $35,000,000 and (ii) 10% of Consolidated Net Worth;

(l) “Excepted Encumbrances”, as such term is defined in each Indenture;

(m) Liens securing Indebtedness incurred (or secured by bonds issued) under the Indentures;

(n) any Lien incurred in connection with the Accounts Receivable Financing and other Liens on (including Liens arising out of the sale of) accounts receivable, contracts and/or other property, assets or rights that give rise to accounts receivable of the Borrower or any Subsidiary or similar rights of the Borrower or any Subsidiary to receive cash over a period of time, any equity interest in any entity formed to hold such property, assets or rights, any reserve account established in connection with such transaction and the proceeds of any of the foregoing;

(o) Liens that do not interfere materially with the use of the property affected in the ordinary conduct of the Borrower’s or its Subsidiaries’ business and which individually or in the aggregate do not have a Material Adverse Effect;

(p) Liens on cash collateral or cash equivalents provided in lieu of repayment of pollution control bonds until the remarketing of such bonds;

(q) Liens existing on any property at the time of acquisition of such property and not created in anticipation of such acquisition or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary;

(r) Liens arising out of or in connection with court proceedings, provided that (i) the execution or other enforcement of such Liens is effectively stayed or has been appealed and secured, if necessary, by an appeal bond and (ii) the claims secured thereby are being actively contested in good faith by appropriate proceedings or the payment of which is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies;

(s) bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff;

(t) Liens on cash and cash equivalents securing obligations with respect to contracts for the purchase or sale of any energy-related commodity or interest rate or currency rate management contracts or other derivatives obligations;

(u) Liens incurred in the ordinary course of business for the purpose of securing or collateralizing energy purchases or sales as may be required from time to time by an independent system operator or similar system-governing body in any jurisdiction;

(v) Liens on or over gas, oil, coal, fissionable material, or other fuel or fuel products as security for any obligations incurred by such Person for the sole purpose of financing the acquisition or storage of such fuel or fuel products or, with respect to nuclear fuel, the processing, reprocessing, sorting, storage and disposal thereof; and

(w) Liens on property or assets of a Subsidiary securing obligations owing to the Borrower or any Subsidiary.

6.3. Fundamental Changes Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary of the Borrower (provided that the Borrower or any such other Subsidiary shall be the continuing or surviving corporation);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or to any Wholly Owned Subsidiary of the Borrower (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.4;

(c) transactions not involving the Borrower or a Significant Subsidiary or any of their respective assets (other than the Capital Stock of the Subsidiary involved in such a transaction) may be consummated;

(d) transactions involving Westar Industries and its Subsidiaries (subject to compliance with Section 6.4), but not involving the Borrower or any of its Subsidiaries other than Westar Industries and its Subsidiaries, may be consummated; and

(e) the Borrower may consolidate with or merge into, any other corporation, or permit another corporation to merge into it; provided that (i) the surviving corporation, if such surviving corporation is not the Borrower (A) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia, (B) shall expressly assume in a writing satisfactory to the Administrative Agent the due and punctual payment of the Obligations and the due and punctual performance of and compliance with all of the terms of this Agreement and the other Loan Documents to be performed or complied with by the Borrower and (C) shall deliver all documents required to be delivered pursuant to Sections 4.1, as applicable, (ii) immediately before and after such merger or consolidation, there shall not exist any Default or Event of Default and (iii) the surviving corporation of such merger or consolidation has, both immediately before and after such merger or consolidation, a Moody’s rating of Baa3 or better or an S&P rating of BBB- or better.

6.4. Disposition of Property Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out, surplus, unnecessary or unused property in the ordinary course of business;

(b) the Disposition of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 6.3(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or to a Wholly Owned Subsidiary of the Borrower;

(e) the Disposition (i) of the Capital Stock of Westar Industries and (ii) by Westar Industries of its property;

(f) the Disposition of accounts receivable, including any Disposition of insured receivables to the relevant insurer, as contemplated by the terms of the instruments governing the Accounts Receivable Financing and of accounts receivable, contracts and/or other property, assets or rights that give rise to accounts receivable of the Borrower or any Subsidiary or similar rights of the Borrower or any Subsidiary to receive cash over a period of time, any equity interest in any entity formed to hold such property, assets or rights, any reserve account established in connection therewith and the proceeds of any of the foregoing to third parties on arm’s length terms and conditions;

(g) the Disposition of property set forth on Schedule 6.4(g);

(h) the Disposition not otherwise permitted by this Section 6.4 (the “Applicable Disposition”) of other property the fair market value of which, when aggregated with the fair market value of all Dispositions of property made since the Closing Date in reliance on this Section 6.4(h), does not exceed 25% of the sum of (i) total assets less goodwill of the Borrower and its consolidated Subsidiaries (calculated without giving effect to (A) Westar Industries and its Subsidiaries and (B) Westar Resources (Bermuda), Ltd. and its Subsidiaries) as reflected on the financial statements of the Borrower delivered pursuant to Section 4.1(b) and (ii) any additions to the property, plant and equipment of the Borrower and its consolidated Subsidiaries made after the Closing Date but on or prior to the date of the Applicable Disposition; provided that the fair market value of any Disposition made pursuant to this Section 6.4(h) shall be determined as of the time such Disposition is made;

(i) Dispositions pursuant to Requirements of Law; and

(j) the Disposition of rail cars or other rolling stock, pollution control equipment or other environmental-related property or assets in connection with a sale-leaseback or other transaction that permits the Borrower or its Subsidiaries the continued right to use such property or assets for at least the lesser of (x) ten years or (y) the maximum period of time permitted under the applicable tax or accounting rules (whichever is greater) for the Borrower or such Subsidiary to continue to use such property or assets in order for such transaction to be characterized as a true sale.

6.5. Transactions with Affiliates Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower) unless such transaction is (x) otherwise permitted under this Agreement and (y) upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.6. Clauses Restricting Subsidiary Distributions Enter into or suffer to exist or become effective any contractual restriction on the ability of any Significant Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Significant Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) the terms of the instruments governing the Accounts Receivable Financing, (iii) Requirements of Law, (iv) any restrictions existing on the Closing Date, (v) any restriction relating to Indebtedness of any Subsidiary and existing at the time it became a Subsidiary (so long as not created in anticipation of such Person becoming a Subsidiary), (vi) any restrictions that result from the refinancing of Indebtedness, provided that such restriction is no less favorable to the Lenders than those under the agreement evidencing the Indebtedness so refinanced and (vii) in the case of restrictions on asset transfers, (A) any restrictions relating to Indebtedness that limit the right of the debtor to dispose of any property securing such Indebtedness, (B) any restrictions encumbering property at the time such property was acquired by the Borrower or any Subsidiary, so long as such restriction relates solely to the property so acquired, (C) any restrictions resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) any restrictions customarily contained in asset sale agreements limiting the transfer of such property pending the closing of such sale.

6.7. Lines of Business Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto, except for businesses that, in the aggregate, do not exceed the greater of 10% of the Borrower’s assets or revenue, in each case, on a consolidated basis.

6.8. Ownership of KGE (a) Permit any issued and outstanding Capital Stock of KGE to be owned directly or indirectly, beneficially or of record, by any person other than the Borrower, or (b) permit KGE to issue or have outstanding any rights, warrants, options or convertible or exchangeable securities entitling the holders thereof, conditionally or unconditionally, to purchase, subscribe for or otherwise receive shares of Capital Stock of KGE prior to the termination of the Revolving Commitments and the repayment of all Letters of Credit, Revolving Loans and other amounts owing to any Lender or the Administrative Agent hereunder.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Revolving Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.3(a) (with respect to the Borrower and KGE only), Section 5.6(a) or Section 6 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) the Borrower or any Significant Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans and any Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f) (i) the Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv)the Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Borrower or any Significant Subsidiary involving in the aggregate a liability (not paid or to the extent not covered by insurance) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the KGE Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents, including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8. THE AGENTS

8.1. Appointment Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2. Delegation of Duties The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3. Exculpatory Provisions None of the Agents nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4. Reliance by Administrative Agent The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Loans.

8.5. Notice of Default The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6. Non-Reliance on Agents and Other Lenders Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Revolving Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7. Indemnification The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

8.8. Agent in Its Individual Capacity Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Revolving Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9. Successor Administrative Agent The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10. Syndication Agent and Documentation Agents Neither the Syndication Agent nor any of the Documentation Agents shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 9. MISCELLANEOUS

9.1. Amendments and Waivers Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1 (other than any amendments to the Loan Documents contemplated by Section 3(e) of the KGE Collateral Agreement). The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Revolving Loan, forgive any accrued but unpaid interest on any Revolving Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, increase the amount of the Revolving Commitment of any Lender, or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, consent to the assignment or transfer by the Borrower or KGE of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (except pursuant to Section 22 of the KGE Collateral Agreement), or release KGE from its guarantee under the KGE Collateral Agreement (except pursuant to Section 22 of the KGE Collateral Agreement), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent; (v) release any of the Collateral (except pursuant to Section 22 of the KGE Collateral Agreement), amend, modify or waive any provision of Section 6(e) of the KGE Collateral Agreement, increase the amount specified in the definition of “Secured Agreement” in the KGE Collateral Agreement or amend the definition of “Release of Collateral Ratings Level” in the KGE Collateral Agreement, in each case without the written consent of the Supermajority Lenders; (vi) amend, modify or waive any provision of Section 2.12(a) or (b) or Section 9.7(a) without the written consent of each Lender directly affected thereby; or (vii) amend, modify or waive any provision of Section 2.3 without the written consent of each Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Revolving Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and the Supermajority Lenders.

9.2. Notices All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	818 South Kansas Avenue
Topeka, Kansas 66612
Attention: Chief Financial Officer
Telecopy: 785-575-8061
Telephone: 785-575-6530

with copy to:	Westar Energy, Inc.
818 South Kansas Avenue
Topeka, Kansas 66612
Attention: Vice President, General Counsel and Corporate Secretary
Telecopy: 785-575-8061
Telephone: 785-575-1625

The Administrative Agent:	c/o Loan and Agency Services Group
1111 Fannin, Floor 10
Houston, TX 77002
Attention: Michelle Staley
Telecopy: 713-750-2366
Telephone: 713-427-6307

with a copy to:	JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention: Peter Ling
Telecopy: 212-270-3089
Telephone: 212-270-4676

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by posting to Intralinks; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3. No Waiver; Cumulative Remedies No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4. Survival of Representations and Warranties All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and other extensions of credit hereunder.

9.5. Payment of Expenses and Taxes The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (and the commitment documentation related thereto), the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Revolving Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any third party against any Loan Party or any Indemnitee under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Chief Financial Officer of the Borrower (Telephone No. 785-575-1987) (Telecopy No. 785-575-1936), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Revolving Loans and all other amounts payable hereunder.

9.6. Successors and Assigns; Participations and Assignments (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent and each Issuing Lender, provided that no consent of the Administrative Agent or any Issuing Lender shall be required for an assignment to an Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Revolving Loans, the amount of the Revolving Commitments or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 9.6, the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the

Administrative Agent, each Issuing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Revolving Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

9.7. Adjustments; Set-off (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Revolving Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8. Counterparts This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9. Severability Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10. Integration This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11. GOVERNING LAW THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12. Submission To Jurisdiction; Waivers The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13. Acknowledgements The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14. Confidentiality Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof or any Approved Fund, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates or any Approved Fund, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

9.15. WAIVERS OF JURY TRIAL THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.16. Pledged Bonds and Other Collateral Any provision in any Loan Document (or any document, certificate or statement furnished or made available in connection therewith) referencing, relating to, or purporting to create, any security interest in or other Lien on the Pledged Bonds or other Collateral shall apply to the extent, and only to the extent, of the right, title and interest, if any, of KGE and/or Westar, as the case may be, in the Pledged Bonds.

9.17. Delivery of Addenda

Each initial Lender (other than JPMorgan Chase Bank, N.A., The Bank of New York, Citibank, N.A., Union Bank of California, N.A. and Wachovia Bank, National Association, shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender).

9.18. USA PATRIOT Act

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WESTAR ENERGY, INC.

By:	/s/ Greg A. Greenwood
Name:	Greg A. Greenwood
Title:	Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Michael J. DeForge
Name:	Michael J. DeForge
Title:	Vice President

THE BANK OF NEW YORK, as Syndication Agent and as a Lender

By:	/s/ John-Paul Marotta
Name:	John-Paul Marotta
Title:	Managing Director

CITIBANK, N.A., as Documentation Agent and as a Lender

By:	/s/ Oscar Cragwell
Name:	Oscar Cragwell
Title:	Vice President

UNION BANK OF CALIFORNIA, N.A., as Documentation Agent and as a Lender

By:	/s/ Kevin M. Zitar
Name:	Kevin M. Zitar
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ Allison Newman
Name:	Allison Newman
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Rainer Meier
Name:	Rainer Meier
Title:	Vice President

By:	/s/ Marcus Tarkington
Name:	Marcus Tarkington
Title:	Director

LENDER ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Second Amended and Restated Credit Agreement, dated as of March 17, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Westar Energy, Inc., a Kansas corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, The Bank of New York, as syndication agent, and Citibank N.A., Union Bank of California, N.A., and Wachovia Bank, National Association, as documentation agents, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment, as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

BANK OF AMERICA, N.A.

By:	/s/ JOHN P. MILLS
Name:	John P. Mills
Title:	Vice President

BARCLAYS BANK PLC

By:	/s/ DAVID BARTON
Name:	David Barton
Title:	Associate Director

BNP PARIBAS

By:	/s/ DAN COZINE
Name:	Dan Cozine
Title:	Managing Director

By:	/s/ RALPH SCHOLTZ
Name:	Ralph Scholtz
Title:	Managing Director

COMMERCE BANK, N.A.

By:	/s/ DENNIS R. BLOCK
Name:	Dennis R. Block
Title:	Senior Vice President

CREDIT SUISSE FIRST BOSTON, Cayman Islands Branch.

By:	/s/ TOM CANTELLO
Name:	Tom Cantello
Title:	Vice President

By:	/s/ GREGORY RICHARDS
Name:	Gregory Richards
Title:	Associate

LASALLE BANK N.A.

By:	/s/ SEAN P. DRINAN
Name:	Sean P. Drinan
Title:	Senior Vice President

LEHMAN COMMERCIAL PAPER INC..

By:	/s/ JANINE M. SCHUGAN
Name:	Janine M. Shugan
Title:	Authorized Signatory

UBS LOAN FINANCE LLC

By:	/s/ RICHARD L. TAVROW
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ IRJA R. OTSA
Name:	Irja R. Otsa
Title:	Associate Director

UMB BANK, N.A.

By:	/s/ DAVID A. PROFFITT
Name:	David A. Proffitt
Title:	Senior Vice President

US BANK NATIONAL ASSOCIATION

By:	/s/ CHRISTINE DEAN
Name:	Christine Dean
Title:	Assistant Vice President

Dated as of March 17, 2006